UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 21, 2008

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 5, 2008, SBA Senior Finance, Inc. (“SBASF”), a wholly-owned subsidiary of SBA Communications Corporation (“SBAC”) entered into a New Lender Supplement with The Royal Bank of Scotland Group plc (“RBSG”) in connection with the credit agreement for the $285 million senior secured revolving credit facility (the “Senior Credit Facility”) previously entered into on January 18, 2008. The New Lender Supplement added RBSG as a lender under the Senior Credit Facility. The New Lender Supplement was effective March 6, 2008 and increased the Senior Credit Facility commitments from $285.0 million to $335.0 million, based on compliance with certain financial ratios. All other terms of the Senior Credit Facility remain the same.

The foregoing description of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the description of the Senior Credit Facility in the Form 8-K filed on January 24, 2008, the Credit Agreement and the Guarantee and Collateral Agreement, copies of which were previously filed with the SEC with the same Form 8-K, and the New Lender Supplement attached hereto and hereby incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In connection with the completion of SBAC’s year-end audit, on February 21, 2008, the Compensation Committee of the Board of Directors of SBAC approved payment of cash bonus payments for each of its named executive officers. Pursuant to the terms of their cash bonus plans, previously adopted in February 2007, Messrs. Stoops, Bagwell, Hunt, Macaione and Silberstein received annual bonuses for approximately $475,000, $250,000, $244,800, $98,635 and $203,500, respectively. On February 28, 2008, the Compensation Committee also approved option grants to its named executive officers. Messrs. Stoops, Bagwell, Hunt, Macaione and Silberstein received grants for 150,000, 65,000, 65,000, 50,000 and 47,500 shares, respectively, with a grant date of February 28, 2008 and an exercise price equal to $32.39, the closing price of our stock on such date.

On February 21, 2008, the Compensation Committee also approved 2008 salaries and adopted cash bonus plans for 2008 for its named executive officers. The new salaries for 2008 for Messrs. Stoops, Bagwell, Hunt, Macaione and Silberstein were $490,000, $300,000, $300,000, $270,000 and $160,000, respectively. Pursuant to the cash bonus plans, the Committee establishes target annual incentive opportunities, expressed as a percent of base salary, for each named executive officer. For Messrs. Stoops, Bagwell, Hunt and Macaione these target annual bonus opportunities are equal to 100%, 100%, 100% and 50%, respectively. Pursuant to the bonus plan, none of these executive officers may receive more than 100% of their respective target bonus. Achievement of this target bonus opportunity is tied directly to the achievement of company-wide financial and strategic performance targets and a subjective evaluation of the performance of the individual executive officer during fiscal 2008. The table below sets forth the weighting of the company-wide financial and strategic performance targets and the subjective component of the bonuses for 2008 for each named executive officer.

	Adjusted EBITDA	Acquisitions	New Builds	Services	Subjective
Stoops	50%	25%	—	—	25%
Bagwell	25%	—	25%	25%	25%
Hunt	25%	50%	—	—	25%
Macaione	50%	—	—	—	50%

The annual cash bonus of Mr. Silberstein, who heads our tower leasing efforts, is primarily determined pursuant to a formula that measures the net revenue added to our tower portfolio from new tenant leases and amendments to existing tenant leases.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.68	New Lender Supplement, effective March 6, 2008, entered into between SBA Senior Finance, Inc. and The Royal Bank of Scotland Group plc and accepted by Toronto Dominion (Texas) LLC, as Administrative Agent, and The Toronto-Dominion Bank, as Issuing Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Anthony J. Macaione
Anthony J. Macaione
Senior Vice President and Chief Financial Officer

Dated: March 7, 2008